EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is dated as of August ___, 2001, by and between HANGER ORTHOPEDIC GROUP, INC., a Delaware corporation (the "Company"), and GEORGE McHENRY, an individual residing at 10 Blue Heron Court, Medford, New Jersey 08055 (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Company desires to employ the Executive and the Executive desires to accept such employment by the Company, subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the promises and the mutual agreements set forth below, the parties agree as follows:

         1.       Employment, Term.

         1.1 Employment. The Company agrees to employ the Executive in the position and with the responsibilities, duties and authority set forth in
Section 2.

         1.2 Term. The term of the Executive's employment under this Agreement shall commence as of October 15, 2001 and shall terminate on the fifth anniversary of the date hereof, unless extended or sooner terminated in accordance with this Agreement.

         1.3 Office. The Executive's principal office will be in Bethesda, Maryland.

         2.       Position, Duties.

         The Executive shall serve the Company in the position of Chief Financial Officer. The Executive shall perform, faithfully and diligently, such duties, and shall have such responsibilities, appropriate to said position, as shall be assigned to him from time to time by the Chief Executive Officer and the Board of Directors of the Company. The Executive shall devote his full business time and attention to the performance of his duties and responsibilities hereunder.

         3.       Salary, Incentive Bonus, Stock Options, Other Benefits.

         3.1 Salary. Commencing after the Executive reports for full-time duty with the Company on or about October 15, 2001 and continuing during the remainder of the term of this Agreement, the Company shall pay to the Executive a base salary at the rate of two hundred seventy-five thousand dollars ($275,000.00) per annum, payable in accordance with the standard payroll practices

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

of the Company. The Executive shall be entitled to such increases in base salary during the term hereof, as shall be determined and approved by the Compensation Committee of the Board of Directors of the Company in their sole discretion, taking account of the performance of the Company and the Executive, and other factors generally considered relevant to the salaries of executives holding similar positions with enterprises comparable to the Company.

         3.2 Bonus. (a) Commencing on January 1, 2002, in addition to the base salary provided for in Section 3.1, the Executive shall participate in the Company's bonus plan for senior corporate officers (the "Bonus Plan"), as approved by the Compensation Committee of the Board of Directors, in each calendar year that this Agreement is effective. The target bonus for the Executive will be at least 50% of base salary if performance goals are met, and up to 100% of base salary on a pro rata basis for performance which exceeds goals. The bonus shall be payable upon or within a reasonable period of time after the receipt of the Company's audited financial statements for the applicable calendar year in accordance with the Company's normal practices.

         (b) In the event of the termination of employment of the Executive pursuant to Section 6.1 (Death), Section 6.2 (Disability), Section 6.4 (Without Cause) or Section 7 (Change of Control) of this Agreement, and provided that all of the terms and conditions of the Bonus Plan are satisfied including, but not limited to, the attainment of stated performance goals, the Executive (or his estate or other legal representative) shall be entitled to receive a pro-rated bonus for the calendar year in which such termination occurs in an amount equal to the product of (i) the bonus for such calendar year determined pursuant to
Section 3.2, multiplied by (ii) a fraction, the numerator of which is the number of days from the beginning of such calendar year to the date of termination, and the denominator of which is 365. In the event of the termination of employment of the Executive pursuant to Section 6.3 (Due Cause) of this Agreement, the Executive shall not be entitled to a bonus from the Company for the calendar year in which such termination occurs.

         3.3 Stock Options. (a) The Company shall grant to the Executive options to purchase seventy-five thousand (75,000) shares of Company common stock, par value $.01 per share (the "Stock"), pursuant to the terms of the Company's 1991 Stock Option Plan, as amended, upon the commencement of the Executive's employment on or about October 15, 2001 pursuant to Section 1.2 of this Agreement (the "Initial Option Grant"). The Company shall also grant to the Executive options to purchase an additional seventy-five thousand (75,000) shares of Stock on the second anniversary of the commencement of his employment with the Company (the "Second Option Grant"). Grants of options to purchase Stock following the Initial Option Grant and the Second Option Grant shall be based upon minimum net sales and net income targets adopted annually by the Board of Directors, which are derived from management-generated budgets.

         (b) The options granted under each of the Initial Option Grant and the Second Option Grant shall be evidenced by separate stock option agreements ("Option Agreements") entered into between the Executive and the Company. The Option Agreements shall provide for a vesting schedule of


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

four years, in equal parts, of the options. Notwithstanding any provisions now or hereafter existing under the Company's 1991 Stock Option Plan, as amended, all options granted pursuant to this Agreement shall fully vest immediately after the date of grant in the event of the subsequent termination of employment of the Executive pursuant to Section 6.1 (Death), Section 6.2 (Disability),
Section 6.4 (Without Cause), or Section 7 (Change of Control) of this Agreement.

         (c) Notwithstanding any provisions now or hereafter existing under the Company's 1991 Stock Option Plan, as amended, in the event of a Change in Control (hereinafter defined) occurring after the grant of any stock options to the Executive, all options granted to the Executive to purchase shares of Stock shall become fully vested as of the date of such Change in Control occurring after October 15, 2001, unless the employment of the Executive has been terminated pursuant to either Section 6.3 (Due Cause) or Section 6.5 (Voluntary Termination) prior to the date of a Change in Control, in which event, no such change shall be made in the vesting schedule of any stock options granted to the Executive.

         (d) For purposes of this Agreement, a "Change in Control" shall be deemed to exist if:

                  (i) a person, as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than the Executive or a group including the Executive), either (A) acquires twenty percent (20%) or more of the combined voting power of the outstanding securities of the Company having the right to vote in elections of directors and such acquisition shall not have been approved within sixty (60) days following such acquisition by a majority of the Continuing Directors (as hereinafter defined) then in office or (B) acquires fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company having a right to vote in elections or directors; or

                  (ii) Continuing Directors shall for any reason cease to constitute a majority of the Board of Directors of the Company; or

                  (iii) all or substantially all of the business and/or assets of the Company are disposed of by the Company to a party or parties other than a subsidiary or other affiliate of the Company, pursuant to a partial or complete liquidation of the Company, sale of assets (including stock of a subsidiary of the Company) or otherwise; or

                  (iv) the Company consolidates with, or merges with or into, any other person (other than a wholly owned subsidiary of the Company), or any other person consolidates with, or merges with or into, the Company, and, in connection therewith, all or part of the outstanding shares of common stock of the Company shall be


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

                  changed in any way or converted into or exchanged for stock or other securities or cash or any other property.

         (e) For purposes of this Agreement, the term "Continuing Director" shall mean a member of the Board of Directors of the Company who either was a member of the Board of Directors on the date hereof or who subsequently became a director and whose election, or nomination for election, was approved by a vote of at least two-thirds of the Continuing Directors then in office.

         (f) The Executive may participate in future awards of options to purchase Stock in a manner consistent with any stock option plan adopted by the Company for its senior corporate officers. The determination as to the amount of options, if any, shall be at the sole discretion of the Board of Directors of the Company.

         3.4 Senior Corporate Officer Benefits. The Executive shall be entitled to participate in all applicable benefits plans now existing or hereafter adopted by the Company's Board of Directors for all the senior corporate officers of the Company, as well as such other benefits as may be granted from time to time to the Executive by the Company's Chairman/Chief Executive Officer. Upon a Change in Control occurring after the Executive has commenced his employment with the Company on or about October 15, 2001, any interest which the Executive has in any future retirement plan or deferred compensation plan shall immediately vest if so permitted under the terms of each such plan.

         3.5 Parachute penalties. The Company agrees to provide the Executive with payment sufficient to cover any tax resulting from the imposition of any parachute penalties under the Internal Revenue Code or applicable state tax laws imposed on the Executive in the event of the grant of certain benefits to the Executive by the Company upon the termination of the Executive's employment after he has commenced his employment with the Company on or about October 15, 2001.

         3.6 Relocation. The Company agrees to perform the following obligations so long as the Executive has commenced his employment with the Company on or prior to October 15, 2001 and the Executive has further executed a promissory note, in the form attached hereto as Exhibit "A," payable to the Company relating hereto which will require the Executive to reimburse the Company for portions of the following amounts in the event of the termination of the employment of the Executive pursuant to Section 6.3 (Due Cause) or Section 6.5 (Voluntary Termination) of this Agreement within the first twenty-four (24) months after the commencement of the term of this Agreement on October 15, 2001:

         (a) reimbursement of all costs incurred by the Executive in connection with the packing, insuring, transporting and unpacking of his household items which are moved from his current residence to his new residence in the State of Maryland, the Commonwealth of Virginia or the


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

District of Columbia (collectively, the "Washington, D.C. Metropolitan Area") as a result of his employment hereunder;

         (b) reimbursement of reasonable costs incurred by the Executive, including transportation, room, and food expenses, for up to two house-hunting trips from his current state of residence to the Washington, D.C. Metropolitan Area (each house-hunting trip shall consist of a maximum period of five consecutive calendar days);

         (c) payment of all closing costs (excluding points), reasonable fees and commissions to be paid in connection with the sale of the Executive's current residence at 10 Blue Heron Court, Medford, New Jersey 08055;

         (d) payment of all closing costs (excluding points) and reasonable fees and expenses directly related to the Executive's purchase of a new residence in the Washington, D.C. Metropolitan Area;

         (e) reimbursement of travel costs, lodging and meals incurred by the Executive during the first six (6) months immediately following the date of this Agreement, for purposes of the Executive performing his duties at the Company's headquarters office located in Bethesda, Maryland while the Executive is still residing in his current residence at 10 Blue Heron Court, Medford, New Jersey 08055; and

         (f) payment to the Executive of five thousand dollars ($5,000) upon the closing of the purchase of the Executive's new residence in the Washington, D.C. Metropolitan Area to help to offset the expenses incurred by the Executive in his preparation of his new residence in the Washington, D.C. Metropolitan Area for occupancy by the Executive.

         Any non-deductible portions of any payments made pursuant to Sections
3.6 (b), (c),(d) and (e) will be paid to Executive in an amount equal to (i) such payment as may be actually due pursuant to such Sections 3.6(b), (c), (d) and/or (e), plus (ii) any federal and state income tax imposed on Executive as a result of such payment.

         4.       Expense Reimbursement.

         During the term of this Agreement, the Company shall reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, upon the presentation of proper receipts or other evidence thereof in accordance with the Company's policies and practices for senior corporate officers.



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

         5.       Benefits Plans and Vacation.

         5.1 Benefit Plans. During the term of this Agreement which commences on October 15, 2001, the Executive will be eligible to participate in all employee benefit plans and programs (including, without limitation, the 401(k) Plan, medical, dental, life, and disability plans) offered by the Company from time to time to its senior corporate officers, subject to the provisions of such plans and programs as may be in effect from time to time.

         5.2 Vacation. The Executive shall be entitled to four (4) weeks vacation per each full year of service by Executive to the Company, subject to the Company's policies regarding vacation time for senior corporate officers.

         6.       Termination of Employment.

         6.1 Death. In the event of the death of the Executive after his commencement of employment with the Company on or about October 15, 2001, the Company shall pay to the estate or other legal representative of the Executive any accrued but unpaid portion of the base salary provided for in Section 3.1 (at the annual rate then in effect) and any bonus accrued to the date of the Executive's death and not theretofore paid to the Executive. In the event of the death of the Executive after his commencement of employment with the Company on or about October 15, 2001 from a cause unknown to the Executive and the Company as of the date of this Agreement, the Company shall also pay to the estate or other legal representative of the Executive an additional twelve (12) months of salary payments as a death benefit; provided, however, that in the event the Executive commences his full-time employment with the Company on or about October 15, 2001 and continues to be employed on a full-time basis by the Company from that time through October 15, 2002, then from and after October 15, 2002, the aforementioned death benefit shall be increased to an amount equal to eighteen (18) months of salary payments then applicable to the Executive. At the election of the estate or other legal representative of the Executive, such death benefit payments may be made in a lump sum within ninety (90) days of election, or as continued monthly payments to be paid at the same times that salary payments are normally paid within the Company.

         6.2 Disability. If the Executive shall become incapacitated by reason of sickness, accident or other physical or mental disability and shall be entitled to payment of benefits under the Company's long term disability plan, the employment of the Executive may be terminated by the Company or the Executive. In the event of such termination of employment, the Company shall pay to the Executive on a monthly basis for a period of twelve (12) months following such termination the difference between the Executive's monthly base salary amount at the time of termination and the monthly disability pay benefits received by the Executive during that time period; provided, however, that in the event such termination occurs after October 15, 2002, so long as the Executive commenced his full-time employment with the Company on or about October 15, 2001, then in such event the Company shall pay to the Executive on a monthly basis for a period of eighteen (18) months following such termination the difference between the Executive's monthly base salary


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

amount at the time of termination and the monthly disability pay benefits received by the Executive during the time period.

         6.3 Due Cause. The employment of the Executive may be terminated by the Company at any time for Due Cause (as hereinafter defined). In the event of such termination, the Company shall pay to the Executive only the base salary provided for in Section 3.1 (at the annual rate then in effect) accrued to the date of such termination and not theretofore paid to the Executive. All rights and benefits of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs. For the purposes of this Agreement, "Due Cause" shall be defined as
(a) the Executive's willful and continuing failure to perform his duties and responsibilities under this Agreement, after being given notice in writing and an opportunity to cure, (b) any material act of dishonesty involving the Company, or (c) any conviction of a felony.

         6.4 Termination by the Company Without Cause. The Company may terminate the Executive's employment at any time for whatever reason it deems appropriate or without reason; provided, however, that in the event that such termination is not pursuant to Section 6.1 (Death), 6.2 (Disability), 6.3 (Due Cause), Section
6.5 (Voluntary Termination), or Section 7 (Change of Control), the Company shall pay to the Executive severance pay in the form of salary continuation for a period of twelve (12) months, commencing on the date of termination, at a rate equal to the base salary provided for in Section 3.1 (at the annual rate then in effect); provided, however, that from and after October 15, 2002 and continuing during the term of this Agreement, the salary continuation period shall be equal to a period of eighteen (18) months. In addition, the Company shall pay to the Executive any bonus provided for in Section 3.2. At the Executive's election, the Company shall accelerate full payment of the severance pay in a lump sum, payable within ninety (90) days of the Executive's election. During the severance pay period, the Company shall continue to provide life, disability, medical, and dental coverage for the Executive at the levels which were being provided to the Executive immediately prior to the termination of his employment (or such other benefits as shall be provided to senior corporate officers of the Company in lieu of such benefits from time to time during the severance pay period) on the same basis, including the Company payment of premiums and the Company contributions, as such benefits are provided to other senior corporate officers of the Company. In addition, the Company shall provide the Executive with out-placement benefits commensurate with those provided to other senior corporate officers of the Company through a vendor selected by the Company. All rights and benefits of the Executive under the other benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

         6.5 Voluntary Termination. The Executive may terminate his employment with the Company at any time upon sixty (60) days' prior written notice to the Company. Except as otherwise provided in this Agreement, in the event of such termination the Company shall pay to the Executive only the base salary provided for in Section 3.1 (at the annual rate then in effect) accrued to the date


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

of such termination and not theretofore paid to the Executive, and all rights and benefits of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

         6.6 Death Benefits. Notwithstanding anything contained in this Agreement to the contrary, no death benefits shall be payable to the Executive under this Agreement unless and until the Executive has passed a physical examination with a medical doctor acceptable to the Company with no pre-existing conditions being identified at that time nor with the Executive having been otherwise treated prior to October 15, 2001 for any such pre-existing condition.

         6.7 Stock Options and Termination. In the event that the Executive's employment is terminated pursuant to Sections 6.1 (Death), 6.2 (Disability), 6.4 (Without Cause), or Section 7 (Change of Control), all outstanding options granted to the Executive shall immediately vest, and the Executive (or his estate or other legal representative, if applicable) shall have one year from such termination in which to exercise such options.

         7.       Change in Control and Termination Provisions.

         7.1 Termination Upon Change In Control If within a two (2) year period following any Change in Control there occurs:

         (a) any termination of the Executive (other than as set forth in Section 6.1 (Death), 6.2 (Disability), 6.3 (Due Cause) or 6.5 (Voluntary Termination) of this Agreement);

         (b) a material diminution of the Executive's responsibilities, as compared with the Executive's responsibilities immediately prior to the Change in Control;

         (c) any reduction in the sum of the Executive's annual base salary and bonus under this Agreement as of the date immediately prior to the Change in Control;

         (d) any failure to provide the Executive with benefits at least as favorable as those enjoyed by similarly situated senior corporate officers at the Company under the Company's pension, life insurance, medical, health and accident, disability or other written employee plans under which the form and/or amounts of benefits are prescribed in applicable documents;

         (e) any relocation of the Executive's principal site of employment to a location more than 25 miles from the Executive's principal site of employment as of the date immediately prior to the Change in Control;

         (f) any material breach of this Agreement on the part of the Company;



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

then, at the option of the Executive, exercisable by the Executive within thirty
(30) days after the occurrence of any of the foregoing events, the Executive may resign from employment with the Company (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the "Notice of Termination") to the Company. Following delivery of the Notice of Termination, the Executive shall be entitled to the severance pay and benefit continuation provisions of Section 6.4 in their entirety, provided, however, that the severance pay shall be the total of twelve
(12) months of the base pay then in effect and any bonus actually earned prior to that time pursuant to Section 3.2, payable, at the Executive's option, either as salary continuation for twelve (12) months, or in a lump sum, payable within ninety (90) days of the Executive's election.

         8.       Confidential Information.

         8.1 Nondisclosure. Unless the Executive secures the Company's written consent, the Executive will not disclose, use, disseminate, lecture upon or publish Confidential Information (defined hereafter) of which he becomes informed during his employment, whether or not developed by him.

         8.2 Confidential Information Defined. For the purposes of this Agreement, "Confidential Information" shall mean information disclosed to the Executive or known by him as a result of his employment by the Company, not generally known in the industry, about the Company's services, products or customers, including, but not limited to, clinical programs, procedures and protocols, research, operating models, finance, strategic planning, client retention, data processing, insurance plans, risk management, marketing, contracting and selling, and employees.

         9.       Interference with the Company.

         (a) The Executive will not, (a) for a period of twelve (12) months after termination of his employment with the Company if such termination occurs during the first twelve (12) months of this Agreement or for a period of eighteen (18) months if such termination occurs at any time after the first twelve (12) months of this Agreement (the "Restrictive Period"), directly or indirectly, (i) engage, whether as principal, agent, investor, representative, stockholder (other than as the holder of not more than five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded), employee, consultant, volunteer or otherwise, with or without pay, in any activity or business venture, anywhere within the continental United States, which is competitive with the business of the Company on the date of termination, (ii) solicit or entice or endeavor to solicit or entice away from the Company any director, officer, employee, agent or consultant of the Company, either on his own account or for any person, firm, corporation or other organization, whether or not the person solicited would commit any breach of such person's contract of employment by reason of leaving the Company's service,
(iii) solicit or entice or endeavor to solicit or entice away any of the clients or customers of the Company, either on his own account or for any


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

other person, firm, corporation or organization, or (iv) employ any person who was a director, officer or employee of the Company, at any time during the two
(2) years preceding termination of his employment with the Company, unless such person's employment was terminated by the Company, or any person who is or may be likely to be in possession of any Confidential Information.

         (b) If, at the time of enforcement of any provision of Section 9(a) above, a court or arbitrator holds that the restrictions stated therein are unreasonable under circumstances then existing, the Company and the Executive agree that the maximum period, scope, or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

         (c) Since a material purpose of this Agreement is to protect the Company's investment in the Executive and to secure the benefits of the Executive's background and general experience in the industry, the parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Section 9. Therefore, in the event of a breach by the Executive of any of the provisions of this Section 9, the Company or its successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement.

         10.      Injunctive Relief.

         In the event that the Company seeks an injunction or similar equitable relief for the breach or threatened breach of the provisions of Section 8 or 9 of this Agreement, the Executive agrees that the Executive shall not use the availability of arbitration in Section 15 hereof as grounds for the dismissal of any such injunctive action.

         11.      Successors and Assigns.

         11.1 Assignment by the Company. The Company shall require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section, the "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law and this Agreement shall be binding upon, and inure to the benefit of, the Company, as so defined. The Company and the Executive agree that the Company may not assign this Agreement without the express, written consent of the Executive.

         11.2 Assignment by the Executive. The Executive may not assign this Agreement or any part thereof without the prior written consent of a majority of the Board of Directors of the


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

Company; provided, however, that nothing herein shall preclude one or more beneficiaries of the Executive from receiving any amount that may be payable following the occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such amount or from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries", as used in this Agreement, shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Executive (in the event of his incompetency) or the Executive's estate.

         12.      Governing Law.

         This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Delaware applicable to contracts to be performed entirely within such state; provided, however, that the parties agree to jurisdiction and venue in any court of competent jurisdiction located in the State of Maryland for purposes of any dispute under this Agreement. In the event that a court of any jurisdiction shall hold any of the provisions of this Agreement to be wholly or partially unenforceable for any reason, such determination shall not bar or in any way affect the Company's right to relief as provided for herein in the courts of any other jurisdiction. Such provisions, as they relate to each jurisdiction, are, for this purpose, severable into diverse and independent covenants. Service of process on the parties hereto at the addresses set forth herein shall be deemed adequate service of such process.

         13.      Entire Agreement.

         This Agreement contains all the understandings and representations between the parties pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them.

         14.      Amendment, Modification, Waiver.

         No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by a duly authorized representative of the Company other than the Executive. Except as otherwise specifically provided in this Agreement, no waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either party in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.



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         15.      Arbitration.

         The Company and the Executive will attempt amicably to resolve disagreements and disputes hereunder or in connection with the employment of the Executive by negotiation. If the matter is not amicably resolved through negotiation, within thirty (30) days after written notice from either party, any controversy, dispute or disagreement arising out of or relating to this Agreement, or the breach thereof, will be subject to exclusive, final and binding arbitration, which will be conducted in Washington, DC in accordance with the Labor Arbitration Rules of Procedure of the American Arbitration Association. Either party may bring a court action to compel arbitration under this Agreement or to enforce an arbitration award. Notwithstanding anything contained in this Agreement to the contrary, the Company may seek immediate legal action in a court of competent jurisdiction without any need for arbitration under this Agreement in the event of any claim of breach by the Executive of Sections 8, 9 and/or 10 of this Agreement.

         16.      Notices.

         Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, or by overnight delivery services (e.g., Federal Express), addressed to the party concerned at the address indicated below or at such other address as such party may subsequently designate in writing by like notice:

         If to the Company:
                                    Hanger Orthopedic Group, Inc.
                                    Two Bethesda Metro Center, Suite 1200
                                    Bethesda, Maryland 20814
                                    Attention: Secretary

         If to the Executive:
                                    George McHenry
                                    10 Blue Heron Court
                                    Medford, New Jersey  08055

         17.      Severability.

         Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting


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

any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

         18.      Withholding.

         Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his beneficiaries, including his estate, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company, may, in its sole discretion, accept other provision for payment of taxes as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

         19.      Survivorship.

         The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


HANGER ORTHOPEDIC GROUP, INC.



By: /s/ Ivan R. Sabel                             /s/ George McHenry
   ---------------------------------              ---------------------------
        Ivan R. Sabel                                 George McHenry
        Chairman, President and
        Chief Executive Officer

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

                                                                     EXHIBIT "A"


                    [ATTACH FORM OF 24-MONTH PROMISSORY NOTE]



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